Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295, 333-114006 and 333-111454 (including any amendments thereto)) and on Form S-8 (Nos. 333-52479, 333-35868, 333-112379, 333-35866, 333-111457 and 333-118816 (including any amendments thereto)) of Cheniere Energy, Inc. of our reports dated March 10, 2005 relating to the consolidated financial statements of Cheniere Energy, Inc., Cheniere Energy, Inc.’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cheniere Energy, Inc., which appear in this Annual Report on Form 10-K on pages 61 and 62.

/s/ UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

Houston, Texas
March 10, 2005